EXHIBIT 3.5

CERTIFICATE OF FORMATION

OF

CSL NATIONAL GP, LLC

1.             The name of the limited liability company is CSL National GP, LLC.

2.             The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 17th day of October, 2014.

By:	/s/ Dawn A. MacFarline
Name:	Dawn A. MacFarline
Title:	Authorized Person